Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-3 of Leucadia National Corporation of our report dated March 25, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the disclosures under the heading "Liquidity and Management's Plans" in Note 1, as to which the date is February 24, 2010, relating to the consolidated financial statements of Premier Entertainment Biloxi LLC and Subsidiary, which appears in Leucadia National Corporation’s Annual Report to Shareholders on Form 10-K for the year ended December 31, 2009.  We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Las Vegas, Nevada
September 14, 2010